ENERGY CONVERSION DEVICES ANNOUNCES
                   FIRST QUARTER FISCAL 2005 OPERATING RESULTS
                   -------------------------------------------

      ROCHESTER HILLS, Mich., Nov. 9, 2004 - Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today its operating results for the first quarter ended September 30, 2004. The Company reported income of $1.3 million on revenues of $22.2 million, compared to a loss of $14.3 million on revenues of $14.2 million in the same quarter last year. On a per-share basis, the income was $.05 in the first quarter of Fiscal 2005 compared to a loss of $.65 in the same quarter last year.

      The table below summarizes the Company's operating results (in thousands):

                                                      Three Months Ended
                                                         September 30,
                                                      2004          2003
                                                   -----------   ----------
   Revenues
      Product sales                                 $ 14,105      $  6,701
      Royalties                                        1,579           459
      Revenues from product development agreements     5,912         6,839
      Revenues from license agreements                   238            50
      Other                                              318           156
                                                    --------      --------
   Total Revenues                                     22,152        14,205

   Expenses                                           28,651        28,618
                                                    --------      --------
   Net Loss from Operations                           (6,499)      (14,413)

   Other Income (Expense)
      Interest income                                     77           316
      Equity in losses of joint ventures                -             (244)
      Distribution from joint venture                  8,000          -
      Other                                             (230)           59
                                                    --------      --------
                                                       7,847           131
                                                    --------      --------
   Net Income (Loss)                                $  1,348      $(14,282)
                                                    ========      ========
   Basic and Diluted Net Income (Loss) Per Share    $    .05      $   (.65)
                                                    ========      ========

      "The first quarter results are the first step in our transition to commercializing a number of core products and technologies to meet the rapidly emerging demands in the alternative energy and information technology industries," Robert C. Stempel, Chairman and CEO, said. "We are experiencing continuing growth in our solar business and increased interest in our Ovonic NiMH battery technology and market-ready products. Our loss from operations was cut in half primarily through the combination of sales growth and our cost-reduction program, two drivers that put us well on track to achieve our announced goal of sustained profitability by July 2006."

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      Product sales increased 110% on the strength of an $8.2 million (175%)
sales increase in United Solar Ovonic's photovoltaic products. Royalties increased $1.1 million primarily as a result of recognition as revenue of an advanced royalty payment received in 1993 under which the licensee no longer has an obligation to make payments.

      The improvement in our net income (loss) results primarily from:

       o A one-time $8.0 million distribution from Cobasys following the settlement of patent infringement disputes and counterclaims in July 2004 to partially reimburse the Company for legal expenses.

       o A $2.4 million improvement in gross profit at United Solar Ovonic ($0.6 million gross profit in 2004 versus $1.8 million loss in 2003) because of the increased sales and lower material costs.

       o A $1.9 million reduction in legal fees following the settlement of patent infringement disputes and counterclaims in July 2004.

       o A $1.3 million reduction in the net cost of product development resulting from the Company's cost-reduction program announced in July 2003 as we focus on the near-term commercial opportunities.

      In November 2004, Cobasys, the Company's nickel metal hydride battery manufacturing joint venture, announced that it and Azure Dynamics, a leader in the supply of advanced hybrid electric vehicle (HEV) technology, are cooperating on the development of HEVs using Cobasys' powerful, lightweight compact NiMHax(R) 336-70 battery system. Cobasys is poised to take advantage of the emerging hybrid electric vehicle market with its new 170,000 square foot state-of-the-art battery production facility with new automated manufacturing equipment in Springboro, Ohio.

      Additional information about the Company and its consolidated financial results can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed with the Securities and Exchange Commission and will be available on the Company's website on or about November 10, 2004.

      ECD will hold a conference call on Wednesday, November 10, 2004, at 11:00 a.m. (Eastern Time) to discuss operating results for its first quarter of fiscal year 2005. Individuals wishing to participate in the conference should call
(877) 858-2512 or (706) 634-1291. A live webcast of the conference call will be available online at http://www.ovonic.com/investor or through the Company's web site at www.ovonic.com. A replay of the call will be available through November 12, 2004, at (800) 642-1687 or (706) 645-9291. Callers should use reservation number 1995175 to access the conference call and the replay.

About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information

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leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

                                  ###

This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD, as of the date of this release, believes to be reasonable and appropriate. ECD cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:
--------
Stephan Zumsteg, Vice President and CFO     Bruce MacDonald, Liebler!MacDonald
Ghazaleh Koefod, Investor Relations         248.283.1039
Energy Conversion Devices, Inc.
248.293.0440